Exhibit 99.1

NEWS RELEASE

Siebel Systems Reports Preliminary Financial Results for the Third Quarter Ended September 30, 2004

License Revenues Up 10% and Operating Income Up 500% Sequentially

SAN MATEO, Calif.-October 4, 2004-Siebel Systems, Inc. (NASDAQ: SEBL), a leading provider of business applications software, today announced preliminary financial results for the quarter ended September 30, 2004 that were above financial analyst consensus expectations.

The Company expects total revenues for the third quarter of 2004 to be approximately $315 million to $317 million, which exceeds consensus analyst expectations of $306 million and represents a 5% increase over the second quarter of 2004. The Company expects license revenues for the quarter to be approximately $104 million to $105 million, which exceeds consensus analyst expectations of $96 million and represents a 10% increase over the second quarter of 2004. Maintenance revenues are expected to be approximately $118 million, which exceeds consensus analyst expectations of $115 million and represents a 3% increase over the second quarter of 2004. Services and other revenues are expected to be approximately $93 to $94 million, which meets consensus analyst expectations of $94 million and represents a 1% increase over the second quarter of 2004. In addition, OnDemand total contract value for the third quarter of 2004 is expected to increase by more than 30% over the second quarter of 2004.

Operating margin and operating income for the third quarter of 2004 are expected to be approximately 7.5% to 8.5% and $24 million to $26 million, respectively, which exceed consensus analyst estimates of 6.7% and $20 million and represent a five-fold increase over the second quarter of 2004. Pre-tax income is expected to be approximately $36 million to $38 million, which represents a 165% increase over the second quarter of 2004. The preceding operating margin, operating income and pre-tax income expectations include the negative impact of approximately $11 million in restructuring and other non operating charges incurred in the third quarter of 2004 and $6 million of purchased in process product development charges incurred in the second quarter of 2004.

The Company's cash, cash equivalents and short term investments are expected to be approximately $2.15 billion as of September 30, 2004, reflecting cash generated during the third quarter of 2004 of approximately $30 million.

At this time, the Company is comfortable with current financial analyst consensus expectations for the fourth quarter of 2004 and will provide formal guidance for the fourth quarter of 2004 when it announces its final financial results for the third quarter of 2004 on October 20, 2004 at 2:00pm PST. The live webcast and replay of the October 20th call can be accessed at www.siebel.com/investor.

Please note that later this morning, our CEO, Mike Lawrie, will be kicking off Siebel Systems' 2004 User Week in Los Angeles, California. Key User Week presentations are being webcast to the public -- please see www.siebel.com/investor for further details.

# # #

Contact:  Terry Lee
               Siebel Systems Investor Relations Department
               650.295.5656
               investor.relations@siebel.com

Siebel is a trademark of Siebel Systems, Inc. and may be registered in certain jurisdictions. All other product and company names mentioned are the property of their respective owners and are mentioned for identification purposes only.

This press release contains forward-looking statements that involve risks and uncertainties. The final results for the third quarter of 2004 of Siebel Systems, Inc. may differ from the preliminary results discussed above due to factors that include, but are not limited to, risks associated with final review of the results and preparation of quarterly financial statements. Future operating results of Siebel Systems, Inc. may differ from that forecasted in the forward-looking statements due to factors that include, but are not limited to, risks associated with financial, economic, political and other uncertainties, the Business software applications market, dependence on the Internet, risks associated with new versions and new products and risks associated with rapid technological change. Further information on potential factors that could affect the financial results of Siebel Systems, Inc. are included in its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and its other filings with the Securities and Exchange Commission, which are available at www.sec.gov. Siebel Systems assumes no obligation to update the information in this press release.